Exhibit 99.1

NPS PHARMACEUTICALS ANNOUNCES APPROVAL OF SENSIPAR(TM) BY U.S. FDA

SALT LAKE CITY, March 8 — NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) announced today that its licensee, Amgen Inc. (Nasdaq: AMGN) of Thousand Oaks, CA, has received approval from the United States Food and Drug Administration to market Sensipar (cinacalcet HCl) for the treatment of secondary hyperparathyroidism (secondary HPT) in chronic kidney disease (CKD) patients on dialysis, and for the treatment of elevated calcium levels (hypercalcemia) in patients with parathyroid carcinoma. Under the terms of its license agreement with Amgen, NPS will receive a milestone payment of $10 million as a result of this regulatory approval.

Sensipar is Amgen’s first small molecule therapeutic and the first NPS compound to be approved for patient use. Sensipar also represents a significant advance for chronic kidney disease patients diagnosed with secondary HPT, a common yet serious metabolic disorder where parathyroid hormone levels are elevated. Patients with this disease can suffer from bone disease, bone pain and fractures, soft tissue calcification, vascular calcification, and cardiovascular complications. Sensipar is also a significant advance in the treatment of hypercalcemia in patients with parathyroid carcinoma.

Sensipar is an oral compound with a unique mechanism of action that modulates the behavior of calcium receptors on the parathyroid gland. By increasing sensitivity of the receptors to calcium levels in the bloodstream, Sensipar reduces levels of parathyroid hormone, calcium, phosphorous, and calcium-phosphorous product. Currently, there are no therapies available that have these features.

“We are delighted with the approval of Sensipar,” said Hunter Jackson, Ph.D., NPS Chairman and CEO. “Since the time of our discovery of calcimimetic compounds in the early 1990’s we’ve looked forward to the day when these unique compounds could provide benefits to people suffering with renal and parathyroid disorders. We’re grateful that the labors of the talented people at NPS and Amgen have been rewarded by providing a first-in-class therapy to people whose lives will be extended and improved as a result of that work. We hope that this will be the first of many similar events for NPS products as we move forward with our other drug development efforts.”

Amgen licensed calcimimetic compounds from NPS in 1996 and will pay NPS royalties on product sales. Under the license agreement with NPS, Amgen has the right to sell the compound on a worldwide basis except in Japan, Korea, Taiwan, and China where rights to the molecule have been licensed to the pharmaceutical division of Kirin Brewery.

NPS discovers, develops and intends to commercialize small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development backed by a strong drug discovery effort. Following Sensipar, the most advanced product candidate is PREOS(TM), being developed by NPS for the treatment of osteoporosis. Additional information is available on the company’s website, http://www.npsp.com.

NOTE: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding our intention to commercialize small molecules and recombinant proteins as drugs and our achievement of similar success in a variety of therapeutic areas. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described herein. Such risks and uncertainties include: we do not have and may never develop any products that generate revenues; our product candidates may not prove to be safe or efficacious; the FDA may delay approval or may not approve any of our product candidates; current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; we may be unable to generate adequate sales and marketing capabilities to effectively market and sell our products; failure to secure adequate manufacturing and storage sources for our products could result in disruption or cessation of our clinical trials and eventual commercialization of such products; and we may not have or be able to secure sufficient capital to fund development and commercialization of our product candidates. All information in this press release is as of March 8, 2004, and we undertake no duty to update this information. A more complete description of these risks can be found in our Annual Report on Form 10K/A for the year ended December 31, 2003 and in our quarterly report on Form 10-Q for the fourth quarter of 2003 filed with the Securities and Exchange Commission.